Exhibit 99.8

CONVERTIBLE NOTE PURCHASE AGREEMENT

This CONVERTIBLE NOTE PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made as of February 15, 2023, by and among Allurion Technologies, Inc., a Delaware corporation (the “Company”), and the investors listed on Exhibit A attached to this Agreement (the “Purchasers”).

WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, Convertible Unsecured Promissory Notes in substantially the form attached hereto as Exhibit B (each, as amended, restated, supplemented or otherwise modified from time to time, a “Note” and collectively, the “Notes” and, the equity securities issuable on the conversion of such Notes in accordance with the terms thereof, the “Conversion Shares”), in an aggregate principal amount of up to $20,000,000; and

NOW THEREFORE, in consideration of the foregoing and the representations, warranties and conditions set forth below, the parties hereby agree as follows:

1.	Purchase and Sale of the Notes.

1.1       Sale and Issuance of the Notes. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at a Closing and the Company agrees to sell and issue to each Purchaser at a Closing a Note in the principal amount set forth opposite such Purchaser’s name on Exhibit A.

1.2	Closing: Delivery.

(a)       The initial purchase and sale of the Notes shall take place remotely via the exchange of documents and signatures, on a date mutually agreed by the Company and the Purchasers purchasing Notes at such time (which time and place are designated as the “Initial Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified and the term “Closings” shall refer collectively to all closings.

(b)       At each Closing, the Company shall deliver to each Purchaser party to such Closing a duly executed Note in substantially the form attached hereto as Exhibit B, representing the Note being purchased by such Purchaser at such Closing against payment of the purchase price therefor, as set forth opposite such Purchaser’s name on Exhibit A as amended from time to time in connection with any subsequent Closing (the “Purchase Price”). The Purchase Price shall be paid by wire transfer of immediately available funds to a bank account designated by the Company.

1.3       Sale of Additional Notes. After the Initial Closing, the Company shall sell, on the same terms and conditions as those contained in this Agreement, additional Notes (the “Additional Notes”) at one or more closings to one or more additional purchasers (the “Additional Purchasers”); provided, that

(a) such subsequent sale is consummated on or prior to April 30, 2023, (b) the aggregate principal amount of all Notes issued at all Closings shall not exceed $20,000,000, and (c) each Additional Purchaser (if not currently a party hereto) shall become a party to this Agreement, by executing and delivering a counterpart signature page to this Agreement. Exhibit A to this Agreement shall be updated to reflect the number of Additional Notes purchased at each such Closing and the parties purchasing such Additional Notes.

1.4       Use of Proceeds. The Company will use the proceeds from the sale of the Notes for working capital and other general corporate purposes.

1.5       Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)       “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person or any venture capital, growth equity fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisor of, or shares the same management company or investment advisor with, such Person.

(b)       “Board of Directors” means the Company’s Board of Directors.

(c)       “Certificate of Incorporation” means the Company’s certificate of incorporation, as may be amended or restated from time to time.

(d)       “Code” means the Internal Revenue Code of 1986, as amended.

(e)       “Direct Listing” means the effectiveness of a registration statement filed under the Securities Act that registers shares of existing capital stock of the Company for resale not pursuant to an underwritten offering.

(f)       “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations of the Company.

(g)       “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(h)       “Purchaser” means each of the Purchasers who is initially a party to this Agreement and any Additional Purchaser who becomes a party to this Agreement at a subsequent Closing under Subsection 1.3 or has become a Purchaser as a result of an assignment in accordance with Section 7.2.

(i)       “SEC” means the Securities and Exchange Commission.

(j)       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(k)       “Stockholder Agreements” means (i) the Fourth Amended and Restated Investors’ Rights Agreement among the Company and certain stockholders of the Company, dated as of July 23, 2021, to be superseded by the Investor Rights and Lock-Up Agreement to be entered into between the Company and certain stockholders of the Company listed as parties thereto (the “Investors Rights Agreement”) (ii) the Amended and Restated Right of First Refusal and Co-Sale Agreement among the Company and certain stockholders of the Company, dated as of July 23, 2021 and (iii) the Amended and Restated Voting Agreement among the Company and certain stockholders of the Company, dated as of July 23, 2021, in each case, as amended or restated from time to time.

(l)       “Transaction Agreements” means this Agreement and the Notes.

2.       Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that the following representations are true and complete as of the date of this Agreement and the Initial Closing.

2.1       Organization, Good Standing, Corporate Power and Qualification. The Company was duly incorporated and is validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as currently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2	Capitalization.
(a)	The authorized capital of the Company as of the date of this Agreement consists of:

(i)       35,000,000 shares of Common Stock, 7,654,943 shares of which are issued and outstanding immediately prior to the Initial Closing.

(ii)       21,029,888 shares of Preferred Stock, (a) 2,276,786 of which have been designated Series A Preferred Stock, all of which are issued and outstanding immediately prior to the Initial Closing, (b) 1,513,028 of which have been designated Series A-1 Preferred Stock, 1,485,544 of which are issued and outstanding immediately prior to the Initial Closing, (c) 2,298,929 of which have been designated Series B Preferred Stock, 2,236,793 of which are issued and outstanding immediately prior to the Initial Closing, (d) 8,113,616 of which have been designated Series C Preferred Stock, 7,927,446 of which are issued and outstanding immediately prior to the Initial Closing, (e) 1,684,565 of which have been designated Series D-1 Preferred Stock, 842,283 of which are issued and outstanding immediately prior to the Initial Closing, (f) 3,644,616 of which have been designated Series D-2 Preferred Stock, all of which are issued and outstanding immediately prior to the Initial Closing, and (g) 1,498,348 of which have been designated Series D-3 Preferred Stock, all of which are issued and outstanding immediately prior to the Initial Closing.

(b)       The Company has an aggregate of 4,396,765 outstanding options to purchase shares of Common Stock and 1,446,938 shares of Common Stock subject to restricted stock unit awards pursuant to its equity incentive plans, and an additional 356,404 shares of Common Stock reserved for issuance thereunder.

2.3       Subsidiaries. Other than the direct and indirect subsidiaries of the Company (each, a “Subsidiary”), the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. Each Subsidiary is duly organized, validly existing and in good standing (or applicable equivalent) under the laws of its jurisdiction of incorporation or formation and has all power and authority required to carry on its business as presently conducted and as proposed to be conducted. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to do so would have a Material Adverse Effect.

2.4       Authorization. All corporate action required to be taken by the Board of Directors and stockholders in order to authorize the Company to enter into this Agreement and to issue the Notes at each Closing has been taken or will be taken prior to such Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of any Closing, and the issuance and delivery of the Notes has been taken or will be taken prior to such Closing. The Transaction Agreements have been duly executed and delivered by the Company and shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5	Valid Issuance of Notes.

(a)       The Notes, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser.

(b)       Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement, the Notes will be issued in compliance with all applicable federal and state securities laws. The Conversion Shares issuable upon conversion of the Notes, upon issuance in accordance with, but subject to the conditions, of the Notes and the Certificate of Incorporation in effect at such time of issuance, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Certificate of Incorporation, the Transaction Agreements and the Stockholder Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, the Conversion Shares issuable upon conversion of the Notes will be issued in compliance with all applicable federal and state securities laws.

2.6       Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the execution, delivery and performance of the Transaction Agreements by the Company or the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement.

2.7       Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened (a) except for immaterial claims, against the Company or, to the Company’s knowledge, any officer or director of the Company, in each case in their capacity as such, (b) as of the date of this Agreement, that questions the validity or enforceability of (or the execution, delivery or performance by the Company of) the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements, or (c) that would have a Material Adverse Effect.

2.8       Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect, and the Company is not in default in any material respect under any of such franchises, permits, licenses or other authority.

2.9       Intellectual Property. To the Company’s knowledge (but without having conducted any special investigation or search), the Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all (a) patents, patent applications and inventions; (b) trademarks, service marks, trade names, trade dress, logos, domain names or corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registrations thereof; (d) trade secrets and other confidential information; and (e) information and proprietary rights and processes, in each case, as are necessary for its business as now conducted.

3.       Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1       Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2       Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Notes to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Notes.

3.3       Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Notes with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.4       Restricted Securities. The Purchaser understands that the Notes and the Conversion Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Notes and the Conversion Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Notes and the Conversion Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Notes or the Conversion Shares except as set forth in Section 6.3 of this Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Notes or the Conversion Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5       No Public Market. The Purchaser understands that no public market now exists for the Notes or the Conversion Shares, and that the Company has made no assurances that a public market will ever exist for the Notes or the Conversion Shares.

3.6       Legends. The Purchaser understands that the Notes and the Conversion Shares may be notated with one or all of the following legends:

(a)       THE SECURITIES REPRESENTED HEREBY (AND ANY SECURITIES ISSUED UPON CONVERSION OR EXERCISE HEREOF, IF APPLICABLE) HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

(b)       Any legend set forth in, or required by, the other Transaction Agreements.

(c)       Any legend required by the securities laws of any state to the extent such laws are applicable to the Notes or the Conversion Shares represented by the certificate, instrument, or book entry so legended.

3.7       Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8       Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Notes or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Notes, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Notes. The Purchaser’s subscription and payment for and continued beneficial ownership of the Notes will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9       No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Notes.

3.10       Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Notes.

3.11       Residence. If the Purchaser is an individual, then the Purchaser resides in the state, country or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

4.       Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase the Notes at the Initial Closing or any other Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1       Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects (or in all respects to the extent such representation or warranty is already qualified by materiality or a Material Adverse Effect standard) as of the Initial Closing.

4.2       Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Initial Closing or such other Closing.

4.3       Qualifications. All authorizations, waiting period expirations or terminations, clearances, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Notes pursuant to this Agreement and the other Transaction Agreements shall be obtained and effective as of such Closing.

4.4       Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at such Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser purchasing a Note at such Closing, and each such Purchaser (or its counsel) shall have received all copies of such documents as reasonably requested.

4.5       Preemptive Rights. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

5.       Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell the Notes to the Purchasers at the applicable Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived.

5.1       Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2       Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3       Subordination Agreement. Each Purchaser shall have executed and delivered the Subordination Agreement (as defined below) to the Company.

6.	Additional Agreements.

6.1       Subordination. The indebtedness represented by the Notes issued pursuant to the terms of this Agreement is unsecured and the Purchasers acknowledge and agree that the obligation of the Company to make payment on the Notes is expressly subordinated in right of payment to all obligations of the Company to Runway Growth Finance Corp. (the “Senior Lender”), pursuant to the Amended and Restated Loan and Security Agreement and the Senior

Lender, dated December 30, 2021, as the same may be amended or restated from time to time, and is subject to that certain Subordination Agreement, dated February 15, 2023, by and among the Company, the Senior Lender, and the creditors party thereto, attached hereto as Exhibit C (as amended or restated from time to time, the “Subordination Agreement”).

6.2       Cooperation. Prior to any issuance of Conversion Shares upon conversion of the Notes, the parties agree to fully cooperate to (a) take, or cause to be taken, all further actions, (b) deliver to the other parties such further information and documents, (c) execute and deliver to the other parties such further instruments, including any amendments to the Certificate of Incorporation, in each case as any other party may reasonably request as is necessary in order to amend the authorized shares of capital stock to create the Conversion Shares and to authorize the Board of Directors to authorize and issue such Conversion Shares in accordance with the Notes or to effect a reorganization of the share capital of the Company, as required and (d) if the Conversion Shares are issued pursuant to Sections 5.2 of the Notes, execute and deliver joinders to the customary stockholder agreements executed by investors in the latest financing round (including, without limitation, the Stockholder Agreements to the extent the applicable Purchaser receiving Conversion Shares is not already party to such agreement(s).

6.3       Registration Rights. In connection with a deSPAC Transaction, the Company will provide registration rights to the Purchasers that are the same as those granted to the investors in the concurrent private placement. In connection with an underwritten initial public offering of shares of common stock of the Company under the Securities Act or a Direct Listing, the Company will provide registration rights to the Purchasers on the same terms as those provided to holders of shares of the Company’s preferred stock as set forth in the Investors Rights Agreement.

6.4       Confidentiality. Each Purchaser hereby agrees to hold in confidence and trust and not to misuse or disclose any confidential information provided pursuant to this Agreement or learned by such Purchaser in connection with the Purchaser’s rights under the Agreement without the prior written consent of the Company except that such Purchaser may disclose such confidential information (i) to any partner, limited partner, member, subsidiary, parent or affiliate of such Purchaser for the purpose of evaluating or monitoring its investment in the Company as long as such partner, limited partner, member, subsidiary, parent or affiliate is advised of the confidentiality provisions of this Section 6.5 and directs such person to maintain the confidentiality of such information; (ii) as required by any court or other governmental body, provided that such Purchaser provides the Company with prompt notice of such court order or requirement to the Company to enable the Company to seek a protective order or otherwise to prevent or restrict such disclosure; (iii) to legal counsel of such Purchaser; (iv) in connection with the enforcement of this Agreement or rights under this Agreement; or (v) to comply with applicable law. The provisions of this Section 6.4 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

6.5       Public Announcements. Notwithstanding any provision to the contrary contained in this Agreement, and subject to the following provisions of this Section 6.5, no party will make any announcements, disclosures, or governmental or regulatory filings as to the subject matter of or parties to this Agreement, except in a form and manner, and at a time, previously approved in writing by the other party (such approval not to be unreasonably or arbitrarily withheld or delayed). If a party is required to make any such announcement, disclosure, or governmental or regulatory filing as to the subject matter of or parties to this Agreement, that party shall first give notice of the requirement to the other party, consult with the other party, and agree with the other party as to the form and content of the announcement, disclosure or filing (but only to the extent that it identifies and/or discloses information about the other party), in each case to the extent legally permissible.

7.	Miscellaneous.

7.1       Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement or any other Transaction Agreement shall survive the execution and delivery of this Agreement and each other Transaction Agreement and the Closing for a period equal to the longer of (i) one year from the date of this Agreement or (ii) termination of the Notes, whether by payment in full in cash or conversion as provided for herein and in the Notes, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

7.2       Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that the Company may not assign, convey or transfer its obligations under this Agreement without the written consent of the Requisite Majority; provided that no such consent shall be required for the Company to effect any pre-deSPAC Reorganization or any Reorganization Event that is not a Sale Event (each as defined in the Notes). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any interests, rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3       Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

7.4       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.5       Headings, Titles and Subtitles. The headings, titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6       Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 7.6. If notice is given to the Company, a copy shall also be sent to Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, Attn: Danielle Lauzon and Paul R. Rosie, and if notice is given to the Purchasers, a copy shall also be given to any counsel for a Purchaser as set forth on the signature page or Exhibit A.

7.7       No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company and each other Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible. This Section 7.7 shall survive termination of this Agreement, including by repayment and/or conversion.

7.8       Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. This Section 7.8 shall survive termination of this Agreement, including by repayment and/or conversion.

7.9       Amendments and Waivers. Except as set forth in Subsection 1.3 of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of a majority of the outstanding principal amount of all Notes issued under this Agreement (the “Requisite Majority”). Any amendment or waiver effected in accordance with this Subsection 7.9 shall be binding upon the Purchasers and each transferee of the Notes (or the Conversion Shares), each future holder of all such securities, and the Company.

7.10       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.12       Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.13       Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware (and any appellate courts thereof) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware (and any appellate courts thereof), and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

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IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first written above.

THE COMPANY:

ALLURION TECHNOLOGIES, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO CONVERTIBLE NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first written above.

PURCHASERS:

Hunter Ventures Limited
Name of Purchaser

By:
Name:
Title:

 [SIGNATURE PAGE TO CONVERTIBLE NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first written above.

PURCHASERS:

RTW Master Fund, Ltd.
Name of Purchaser

By:
Name:
Title:

 [SIGNATURE PAGE TO CONVERTIBLE NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first written above.

PURCHASERS:

RTW Innovation Master Fund, Ltd.
Name of Purchaser

By:
Name:
Title:

[SIGNATURE PAGE TO CONVERTIBLE NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first written above.

PURCHASERS:

RTW Venture Fund Limited
Name of Purchaser

By: RTW Investments, LP, its Investment Manager

By:
Name:
Title:

[SIGNATURE PAGE TO CONVERTIBLE NOTE PURCHASE AGREEMENT]